Exhibit 99.1

Investor Relations contact: Stephen P. Golden Director, Investor Relations sgolden@ironmountain.com (617) 535-4799

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Announces $200 Million Debt Offering

Boston, MA—July 11, 2006—Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, today announced a proposed public offering of $200 million in aggregate principal amount of Senior Subordinated Notes due 2018. The Company intends to use the net proceeds from the offering to fund the offer to purchase and consent solicitation related to its outstanding 8-1/4% Senior Subordinated Notes due 2011, which was announced separately today, the possible repayment, repurchase or retirement of other indebtedness, including outstanding indebtedness under its revolving credit facility, and for general corporate purposes including possible future acquisitions and investments. The exact terms and timing of the offering will depend upon market conditions and other factors.

The offering will be made only by means of a prospectus. This announcement shall not constitute an offer to sell or the solicitation of any offer to buy securities, nor shall there be any sales of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin American and Asia Pacific. For more information, visit the company’s Web site at www.ironmountain.com.

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